Exhibit 10.18

EMPLOYMENT, SEVERANCE AND NON-COMPETITION AGREEMENT

This EMPLOYMENT, SEVERANCE AND NON-COMPETITION AGREEMENT (this “Agreement”) is made effective as of September 24, 2014 (the “Effective Date”) between Michael Bell (the “Employee”) and inVentiv Health, Inc. (“inVentiv”) in connection with the Employee’s employment by inVentiv or one of its affiliated companies, directly or indirectly controlled by, controlling or under common control with inVentiv (an “Affiliated Company” and collectively, the “Company”).

WITNESSETH:

WHEREAS, the Employee is a current employee of the Company who (i) holds a senior executive position with the Company and/or (ii) provides unique, expert services to the Company;

WHEREAS, the Company desires to be assured that the confidential information and goodwill of the Company will be preserved for the exclusive benefit of the Company; and

WHEREAS, the Employee and the Company are currently parties to a SEVERANCE AND NON-COMPETITION AGREEMENT, originally dated as of April 24, 2014, (the “Previous Employment Agreement”), attached hereto as Exhibit A, and desire to supersede the terms and conditions of the Previous Employment Agreement in their entirety to read as set forth herein, such that the Previous Employment Agreement shall from September 24, 2014 be and is of no further force or effect;

WHEREAS, in consideration for (i) the mutual covenants and promises contained herein and (ii) other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged;

NOW, THEREFORE, the Company and the Employee, intending to be legally bound, hereby agree as follows:

1.	Employment and Terms.

(a)	Duties. The Company hereby agrees to employ Employee and Employee hereby accepts employment as the Chairman of the Board and Chief Executive Officer (“CEO”) of inVentiv. Employee agrees to render exclusive and full-time services to the Company in these capacities and to perform such other duties and responsibilities (including service as a director or officer of any Affiliated Company, if elected or appointed) as may be assigned from time to time by the Board of Directors of the Company (the “Board”). The Employee will have all of the duties and authorities customarily and ordinarily exercised by executives holding the Chairman of the Board and CEO positions at entities of inVentiv’s size and nature. Notwithstanding the foregoing, nothing is this provision is intended to or does prevent the CEO from (1) maintaining his preexisting commitments to teach individual courses at the college level, participate in non-profit boards of directors or continue his involvement with the entity Higher Education Partners or (2) engaging generally with boards as set forth in Section 1(b) of this Agreement below.

(b)	Fiduciary Duties to the Company. Employee acknowledges and agrees that Employee owes a fiduciary duty of loyalty to the Company to act at all times in the best interests of the Company in a manner consistent with Employee’s position. In keeping with Employee’s fiduciary duties to the Company, Employee agrees that Employee will not knowingly become involved in a conflict of interest with the Company or upon discovery thereof, allow such a conflict to continue and further agrees that he will comply with the Company’s conflict of interest policies and Code of Business Conduct and Ethics at all times, copies of which are attached at Exhibit B. Moreover, Employee will not engage in any activity which the Employee reasonably believes would be likely to involve a possible conflict of interest without first obtaining approval in accordance with policies and procedures of inVentiv. Notwithstanding the foregoing, nothing in this Section 1(b) is intended to or does prevent Employee from serving on public, private or not-for-profit boards of directors provided that such services complies with the above-referenced conflict of interest policies and Code of Business Conduct and Ethics, including its disclosure requirements.

(c)	Location. The duties to be performed by Employee hereunder will be performed primarily at the Company’s headquarters office in Burlington, Massachusetts, subject to reasonable travel requirements consistent with the nature of the Employee’s duties from time to time on behalf of the Company.

2.	Compensation and Benefits.

(a)	Base Salary. The Company shall pay Employee a base salary of six hundred and twenty-five thousand dollars ($625,000) per year (“Base Salary”). The Company, in its sole discretion, may adjust the Employee’s Base Salary from time to time; provided, however, that the Company may decrease the Employee’s Base Salary only if an across-the-board adjustment is made to the Employee’s direct reports and their direct reports. Such Base Salary shall be paid in accordance with the Company’s standard payroll practice for its senior management and will be less such deductions or withholding as required by applicable law and regulations.

(b)

Bonus. Employee will be eligible to participate in an annual incentive compensation plan as may be adopted by inVentiv or an Affiliated Company, in its sole discretion, from time to time, currently as of the execution of this Agreement the InVentiv Health Annual Bonus Plan Effective Plan Year 2014, attached as Exhibit C to this Agreement (each such plan to be known as the “Annual Bonus Plan.”) Employee’s target annual bonus will be one-hundred percent (100%) of his Base Salary (the “Target Bonus”), and Employee’s actual annual bonus may be greater or lesser, as determined by the Board, and will be determined based primarily upon (i) the financial performance of inVentiv and (ii) Employee’s individual performance. The Employee will have no absolute right to an annual bonus in any year. The annual bonus will only be paid at such time and in such manner as set forth in the Annual Bonus Plan, and subject in all events to the action of the Board in its sole discretion. For the 2014 annual bonus calculation only, the Employee shall receive (i) a pro rata fraction of the Target Bonus based on a fraction, the numerator of which is the number of days from the Effective Date through December 31, 2014, and the denominator of which is three hundred and sixty-five (365), and (ii) a pro rata fraction of his target bonus in effect before this Agreement based on a fraction, the numerator of which is the number of days from January 1, 2014, through the day before the Effective Date and the denominator of which is three hundred and sixty-five (365).

(c)	Stock Options.

(i)	2014 Grant. Employee shall receive two thousand five hundred (2,500) fully vested stock options under the inVentiv Group Holdings, Inc. 2010 Equity Incentive Plan (the “EIP”), a true copy of which is attached as Exhibit D, and two thousand five hundred (2,500) stock options under the EIP, one thousand two hundred and fifty (1,250) to vest on December 31, 2014, and one thousand two hundred and fifty (1,250) to vest on March 31, 2015. Such grant shall have an exercise price of $89.00 a share, provided that such amount is at least equal to the fair market value of the subject shares on the grant date as determined under the terms of the EIP, or at the fair market value as of the grant date if such amount is higher.

(ii)	2015 Grant and thereafter. Commencing in the 2015 fiscal year and continuing each year thereafter provided Employee is CEO on the grant date, the Employee shall receive additional annual grants of seven thousand five hundred (7,500) stock options under the EIP, with twenty-five percent (25%) of such options to vest on the last day of each calendar quarter following the grant date. Such stock options shall have an exercise price equal to the fair market value of the shares on the date of grant as determined under the terms of the EIP.

(iii)	All stock option grants made to Employee, including grants describe in subsections (i) and (ii) above, shall include a provision that, following any termination of employment, whether voluntary or involuntary (but not including Termination for Cause as defined in the EIP), all such options shall remain exercisable for a period of one (1) year following termination of employment.

(d)	Restricted Stock Units.

(i)	2014 Grant. Employee shall receive six thousand (6,000) restricted stock units under the EIP.

(ii)	2015 Grant and thereafter. Commencing in the 2015 fiscal year and continuing each year thereafter provided Employee is CEO on the grant date, the Employee shall receive additional annual grants of restricted stock units under the EIP equal to approximately six hundred and sixty-seven thousand five hundred dollars ($667,500.00) at the date of grant.

All restricted stock units issued under the EIP shall vest, in accordance with the terms of the EIP, upon the realization by the Investors of Cash Proceeds with respect to Investor Shares of at least one times (1.0x) the sum of the Initial Investment plus any follow-on investment in Investor Shares made before the receipt of such Cash Proceeds. Any capitalized term under this Section 2(d), not otherwise defined under this Agreement, shall have the meaning provided under the EIP and any applicable award agreement executed thereunder.

(e)	Long-Term Incentive Program. Commencing in the 2015 fiscal year and continuing each year thereafter provided Employee is CEO on the grant date, the Employee shall receive annual grants of long-term incentive program restricted stock units issued under the inVentiv Group Holdings, Inc. Long Term Incentive Program as in effect from time to time (the “LTIP”) and equal to approximately six hundred sixty-seven thousand and five hundred dollars ($667,500.00) at the date of grant. The restricted stock units issued under the LTIP shall only be earned if certain EBITDA targets are met, as determined under the terms of the LTIP, and shall only vest upon a Change of Control. Any capitalized term under this Section 2(e), not otherwise defined under this Agreement, shall have the meaning provided under the LTIP and any applicable award agreement executed thereunder.

(f)	Liquidity Rights. Employee shall be eligible to sell the same percentage of any vested equity in any sale transaction as the percentage of Investor Shares that Investors sell in the same transaction and all such sales shall be otherwise fully subject to the terms of the Stockholder Agreement by and among inVentiv Group Holdings, Inc., inVentiv Midco Holdings, Inc., inVentiv Holdings, Inc., inVentiv Acquisition, Inc. and the Investors, Other Investors and Managers Named therein (the “Stockholder Agreement”), a true copy of which is attached as Exhibit E. Any capitalized term under this Section 2(f), not otherwise defined under this Agreement, shall have the meaning provided under the Stockholder Agreement.

(g)	Benefits. Subject to the terms of such plans, which are available for inspection by the Employee upon request, Employee will be eligible to participate in or receive benefits under any retirement plan, salary deferral plan, medical and dental benefits plan, life insurance plan, immediate and long-term disability plans, or any other health, welfare or fringe benefit plan, generally made available by the Company to similarly-situated executives. The Company shall not be obligated to institute, maintain or refrain from changing, amending or discontinuing any benefit plan, or other benefit or perquisite, so long as such changes are similarly applicable to similarly-situated executives generally.

(h)	Vacation. During the term of Employee’s employment with the Company, the Employee shall be entitled to an annual paid vacation or paid time off (“PTO”) period of four (4) weeks.

(i)	Business Expenses. The Company shall pay or reimburse the Employee for all reasonable expenses actually incurred or paid by the Employee during the Employee’s employment in the performance of the Employee’s services under this Agreement, subject to and in accordance with applicable expense reimbursement and related policies and procedures as in effect from time to time.

3.	Termination of Employment. Employee’s employment shall terminate immediately upon the occurrence of any of the following:

(a)	Death. The death of the Employee.

(b)	Disability. The physical or mental disability of the Employee, whether totally or partially, such that with or without reasonable accommodation the Employee is unable to perform the Employee’s material duties for an aggregate of one hundred eighty (180) days within any given period of three hundred sixty (360) consecutive days. During any period (not to exceed three hundred sixty (360) days) in which the Compensation Committee of the Board believes that the Employee’s incapacity could reasonably be expected to result in a Disability, the Compensation Committee of the Board shall be entitled to appoint an interim employee to fulfill Employee’s duties, without such appointment in and of itself triggering the “Good Reason” termination provisions set forth herein.

(c)	Termination by the Company for Cause. As used herein, “Cause” means:

(i)	the material failure or refusal of the Employee to perform the Employee’s duties (other than any such failure resulting from the Employee’s Disability);

(ii)	the engaging by the Employee in illegal conduct or willful misconduct that, in either case, is materially detrimental to the Company, monetarily or reputationally;

(iii)	the commitment by the Employee of any act of fraud, embezzlement or misappropriation of funds;

(iv)	the conviction by the Employee of, or the plea by the Employee of guilty or nolo contendere to, any felony;

(v)	use of illegal drugs;

(vi)	breach of fiduciary duty to the Company or an Affiliated Company (as defined below); and

(vii)	a significant violation of the Company’s Code of Business Conduct and Ethics.

For purposes of this definition of “Cause,” no act, or failure to act, will be deemed “willful” if done, or omitted to be done, by the Employee in good faith and with a reasonable belief that Employee’s act, or failure to act, was in the best interest of the Company or an Affiliated Company.

For each event described in Sections 3(c)(i), (vi) and (vii), the Company must notify the Employee within thirty (30) days of the occurrence of the event, said notice to include a detailed description of such occurrence, and the Employee shall have thirty (30) days after receiving such notice in which to cure.

(d)

Termination by the Company Without Cause. The Company may terminate the Employee’s employment without Cause by providing the Employee with at least three (3) days’ written notice. The notice will specify the Employee’s Date of Termination (as defined below). During such notice period, the Company may require that the Employee cease performing some or all of the Employee’s duties and/or not be present at the Company’s or an Affiliated Company’s offices.

(e)	Termination by the Employee for Good Reason. The Employee may immediately resign the Employee’s position for Good Reason and, in such event, the Employee’s employment shall terminate. As used herein, “Good Reason” means, without the Employee’s prior written consent, any of the following: (i) the appointment of a Chairman of the Board or CEO other than the Employee; (ii) a material reduction of Employee’s Base Salary and benefits except for across-the-board reductions for all of the following (x) Employee, (y) Employee’s direct reports and (z) their direct reports; (iii) exclusion from eligibility to participate in an executive benefit/compensation plan where the Employee’s direct reports are eligible to participate in such plan; (iv) material breach of the Agreement by the Company; or (v) breach of Section 15(h) of this Agreement by the Company.

The Employee must notify the Company within ninety (90) days of the occurrence of an event constituting Good Reason, and the Company shall have thirty (30) days after receiving such notice in which to cure. If the Company fails to cure, the Employee’s resignation shall not be considered to be for Good Reason unless the Employee resigns not later than thirty (30) days after the expiration of the cure period. The Employee’s employment shall terminate on the date the Employee resigns.

(f)	Termination by the Employee Voluntarily. The Employee may terminate the Employee’s employment at any time for any reason or for no reason effective thirty (30) days following notice to the Company of the Employee’s intent to terminate Employee’s employment. The Company may accept or give a shorter notice period (or no notice period) and require that the Employee cease performing some or all of the Employee’s duties and/or not be present at the Company’s or an Affiliated Company’s offices.

(g)	Date of Termination. The date upon which Employee’s employment terminates pursuant to this Section 3 shall be the Employee’s “Date of Termination” for all purposes of this Agreement. In the event that the termination of the Employee’s employment does not constitute a “separation from service” as defined in Section 409A of the Internal Revenue Code of 1986, including all regulations and other guidance issued pursuant thereto (the “Code”), the Employee’s rights to the payments and benefits described in Section 4 shall vest upon the Date of Termination, but no payment to the Employee that is subject to Code Section 409A shall be paid until the Employee incurs a separation from service (or until six (6) months after such date if the Employee is a specified employee as defined in Code Section 409A), and any amounts that would otherwise have been paid prior to such date shall be paid instead at the next regular payroll period following such date.

4.	Obligations of the Company upon Termination.

(a)	Termination by the Company Without Cause. If the Company terminates the Employee’s employment Without Cause, or if the Employee resigns for Good Reason, the Employee shall be entitled to receive, as Employee’s exclusive right and remedy in respect of such termination, the payment of:

(i)	all Accrued Obligations (as defined below); plus (ii) severance pay equal to $1,250,000, paid as follows: [a] four hundred sixteen thousand six hundred and sixty-six dollars and sixty-six cents ($416,666.66), to be paid within thirty (30) days of Date of Termination, plus [b] eight hundred thirty-three thousand three hundred and thirty-three dollars and thirty-four cents ($833,333.34) in the form of a two (2) year note, with principal payments of four hundred sixteen thousand six hundred and sixty-six dollars and sixty-six cents ($416,666.67) to be paid on each of the first two (2) anniversaries of the Date of Termination; plus

(iii)	twelve (12) months of continued health and welfare benefit plan coverage following the Date of Termination at active employee levels, if and to the extent the Employee was participating in any such plans on the Date of Termination and timely elects continuation coverage, provided that the Employee remits monthly premiums for the full cost of any health benefits; plus

(iv)	a cash payment each month during the twelve (12) month period following the Date of Termination equal to the full monthly premium for the medical and health benefits to be paid by Employee for the twelve (12) month period described in clause (iv) above, minus the active employee cost of such coverage; provided that, in lieu of such payments, the Company may impute taxable income to the Employee in an amount such that the net amount of taxable income realized in any year, after all applicable withholding, is equal to the amount of such payments that would otherwise be required for such year; plus

(v)	with respect to non-vested equity and non-equity awards, the applicable plans and award agreements will govern vesting, exercise periods and payments due under such applicable plans and award agreements; provided, however, that any unvested stock options scheduled to vest within the six (6) month period following the Date of Termination shall vest on the Date of Termination; plus

(vi)	three (3) months of executive-level career transition assistance services by a firm selected by the Company (including an aggregate cost), with such assistance being commenced by the Employee no later than sixty (60) days following the Employee’s Date of Termination.

For purposes of this Agreement, “Accrued Obligations” shall mean: (1) all base salary earned by the Employee but unpaid as of the Date of Termination; (2) reimbursement for any and all monies advanced in connection with the Employee’s employment for reasonable and necessary expenses incurred by the Employee through the Date of Termination; (3) a payment representing the

Employee’s accrued but unused paid time off in accordance with the Company’s policy; and (4) all other payments and benefits to which the Employee may be entitled under the terms of any applicable compensation arrangement or benefit plan or program of the Company.

(b)	Death. If the Employee’s employment is terminated by reason of the Employee’s death, this Agreement shall terminate without further obligations to the Employee’s heirs, executors, administrators or other legal representatives under this Agreement, other than for payment of all Accrued Obligations.

(c)	Disability. If the Employee’s employment is terminated by reason of the Employee’s Disability, this Agreement shall terminate without further obligations to the Employee, other than for (i) payment of all Accrued Obligations, plus (ii) the amount payable or provided pursuant to Sections 4(a)(ii)-(iv); provided, however, that to the extent the Company’s long-term disability plan does not offset the amount payable or provided pursuant to this Section 4(c), such amounts shall be reduced by the amount of any disability insurance payments or benefits paid to the Employee pursuant to the Company’s long-term disability plan.

(d)	Termination by the Company for Cause or Termination by the Employee. If the Employee’s employment is terminated for Cause or the Employee voluntarily terminates the Employee’s employment without Good Reason, this Agreement shall terminate without further obligations to the Employee other than the obligation to pay to the Employee’s Accrued Obligations through the Date of Termination.

(e)	280G Modified Cap. Notwithstanding anything in this Agreement to the contrary, if the aggregate amount of the benefits and payments under this Agreement, and other payments and benefits which the Employee has the right to receive from the Company (including the value of any equity rights which become vested upon a change of control (as defined in the applicable award agreements or plans)) (the “Total Payments”)) would constitute a “parachute payment” as defined in Code Section 280G(b)(2), the Employee shall receive the Total Payments unless the (a) after-tax amount that would be retained by the Employee (after taking into account all federal, state and local income taxes payable by the Employee and the amount of any excise taxes payable by the Employee under Code Section 4999 that would be payable by the Employee (the “Excise Taxes”)) if the Employee were to receive the Total Payments has a lesser aggregate value than (b) the after-tax amount that would be retained by the Employee (after taking into account all federal, state and local income taxes payable by the Employee) if the Employee were to receive the Total Payments reduced to the largest amount as would result in no portion of the Total Payments being subject to Excise Taxes (the “Reduced Payments”), in which case the Employee shall be entitled only to the Reduced Payments.

The determination of whether Section 4(e) applies, and the calculation of the amount of the Reduced Payments, if applicable, shall be performed by an accounting firm selected by the Company (the “Accounting Firm”). Such reduction shall be accomplished by first reducing all cash payments in the order they would otherwise be paid, and then reducing any equity grant the vesting of which was accelerated by reason of a change of control (as defined in the applicable award agreements or plans), with equity grants subject to performance-based vesting reduced first, and then equity grants subject to time-based vesting reduced in the reverse order that they would otherwise have vested. The Accounting Firm shall provide detailed supporting calculations both to the Company and the Employee within fifteen (15) business days of the receipt of notice from the Employee that there has been a payment, or such earlier time as is requested by the Company. In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the change of control, the Employee may appoint another nationally recognized accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Company.

5.	Waiver and Release Agreement. In no event, however, shall the Employee be entitled to receive the pay and benefits that the Company shall provide the Employee pursuant to Sections 4(a) or 4(c) unless the Employee provides to the Company an enforceable waiver and release agreement in a form that the Company normally requires for senior executive employees, attached as Exhibit F. Such release shall be furnished to the Employee for Employee’s review not later than seven (7) business days following the Date of Termination, and shall be executed and returned to the Company within twenty-one (21) days of receipt (or within forty-five (45) days of receipt if the Employee’s separation is part of a group of two (2) or more employees). Provided that the Employee does not timely revoke the waiver and release agreement within seven (7) days after its execution (or within fifteen (15) days if the Employee is employed in Minnesota), pay and benefits pursuant to Sections 4(a) or 4(c) shall commence on the expiration of the 7-day revocation period, and no amounts provided to be paid to the Employee pursuant to Sections 4(a) or 4(c) shall commence being paid before the expiration of said revocation period. Notwithstanding anything to the contrary in the foregoing, in the event that the period for providing a waiver and release spans two calendar years, any payment to be made upon the expiration date of the applicable revocation period shall be made only in the second calendar year.

6.	Proprietary Information. In the course of service to the Company or an Affiliated Company, the Employee will be provided, learn, develop and have access to trade secrets, confidential information and proprietary materials regarding the organization, business and finances of the Company or an Affiliated Company which is not generally available to the public and which has been developed or acquired, or will be developed or acquired, at considerable effort and expense by the Company or an Affiliated Company. Such information shall hereinafter be called “Proprietary Information” and may include, but is not limited to, (1) products, (2) services, (3) designs, (4) methods, (5) techniques, (6) systems, (7) know-how, (8) strategic or technical data, (9) marketing research data, (10) product research and development data, (11) sales techniques, (12) sales data, (13) confidential customer lists, (14) software, (15) business plans, (16) pricing information, (17) employee personnel files, (18) clinical, prescriber, pharmacy and/or patient data, (19) recruiting information, including, but not limited to, candidate data and client preference and contact data, and (20) any other information gained in the course of the Employee’s employment with the Company or an Affiliated

Company that could reasonably be expected to be deleterious to the Company or an Affiliated Company if disclosed to third parties. Proprietary Information shall not be considered generally available to the public if the Employee or others improperly reveal such information to the public without the Company’s or an Affiliated Company’s express written consent and/or in violation of an obligation of confidentiality to the Company or an Affiliated Company.

7.	Non-Use and Non-Disclosure. The Employee agrees that the Employee will not, at any time during or after the Employee’s employment with the Company, make any unauthorized use or disclosure of any Proprietary Information, or make any use thereof at all, except in the course and scope of the Employee’s employment with the Company and as necessary and authorized for the carrying out of the Employee’s employment responsibilities. This Agreement shall not prevent the Employee from revealing evidence of criminal wrongdoing to law enforcement or prohibit the Employee from divulging the Company’s Proprietary Information by order of court or agency of competent jurisdiction. However, the Employee shall promptly inform the Company of any such situations and shall take such reasonable steps to prevent disclosure of the Company’s Proprietary Information until the Company has been informed of such requested disclosure and the Company has had an opportunity to respond to the court or agency.

8.	Assignment of Creative Works.

(a)	“Creative Works” include, but are not limited to, all original works of authorship, inventions, discoveries, designs, computer hardware and software, algorithms, programming code, databases, database structures, or other information, business ideas, and related improvements and devices, which are conceived, developed, or made by the Employee, either alone or with others, in whole or in part, on or off the Company’s or an Affiliated Company’s premises, (i) during the Employee’s employment with the Company, (ii) with the use of the time, materials, or facilities of the Company, (iii) relating to any product, service, or activity of the Company of which the Employee has knowledge, and (iv) suggested by or resulting from any work performed by the Employee for the Company. Creative Works do not include inventions or other works developed by the Employee: (i) before the Employee commenced employment with the Company, as detailed in Exhibit G to this Agreement; or (ii) entirely on the Employee’s own time without using the Company’s equipment, supplies, facilities, or Proprietary Information (collectively, “Excluded Works”) except for those inventions or works that either: (a) relate at the time of conception or reduction to practice of the invention to the Company’s Business or actual or demonstrably anticipated research or development of the Company or an Affiliated Company; or (b) result from any work performed, directly or indirectly, by the Employee for the Company or an Affiliated Company.

(b)

To the extent any rights in the Creative Works are not already owned by the Company, the Employee irrevocably assigns and transfers to the Company all proprietary rights, including, but not limited to, all patent, copyright, trade secret, trademark, and publicity rights in the Creative Works and agrees that the Company will be the sole and exclusive owner of all right, title, and interest in the Creative Works. The Company will have the right to use all Creative Works, whether original or derivative, in any manner whatsoever and in any medium now known or later developed. The Employee agrees not, at any time, to assert any claim, ownership, or other interest in any of the Creative Works.

(c)	Both during and after the Employee’s employment, the Employee agrees to execute any documents necessary to effectuate the assignment to the Company of the Creative Works, and will execute all papers and perform any other lawful acts reasonably requested by the Company for the preparation, prosecution, procurement, and maintenance of any trademark, copyright, and/or patent rights in and for the Creative Works. The Employee furthers agree that the Employee will not be entitled to any compensation in addition to the salary paid to the Employee during the development of the Creative Works, but the Employee will be reimbursed for actual expenses incurred in rendering the services described in this Section 8. In the event the Company is unable for any reason to secure the Employee’s signature to any document the Company requests that the Employee execute under this Section 8, the Employee hereby irrevocably designates and appoints the Company and its authorized officers and agents as Employee’s agents and attorneys-in-fact to act for and on behalf of the Employee to execute such document with the same legal force and effect as if executed by the Employee.

(d)	If the Employee is based in California or Minnesota, the Employee confirms that the Company has informed the Employee (pursuant to 2872 of the California Labor Code and Section 181.78 of the Minnesota Statutes) that the assignment provisions of this Section 8 do not apply to any Creative Works that qualify as Excluded Works under the provisions of Section 2870 of the California Labor Code or Section 181.78 of the Minnesota Statutes.

(e)	If the Employee works in other states, the exclusion set forth in Section 8(d) above also applies to Creative Works that fall within the definition of Excluded Works and are made or conceived, first reduced to practice or learned by the Employee, either alone or jointly with others, while the Employee is based by the Company or an Affiliated Company in Illinois, Delaware and North Carolina or any other state that has a statutory provision restricting the scope of assignable inventions to an extent similar to the limitations applicable to California and Minnesota employees pursuant to Section 8(d) above.

9.	Return of Documents. The Employee agrees that, in the event the Employee’s employment with the Company is terminated for any reason, the Employee shall immediately return all of the Company’s or an Affiliated Company’s property, including, without limitation, (i) equipment, pagers, computers, printers, key cards, documents or other tangible property of the Company or an Affiliated Company, and (ii) the Company’s or an Affiliated Company’s Proprietary Information in any media, including paper or electronic form, and the Employee shall not retain any copies of such information.

10.	Restrictions on Activities of the Employee.

(a)	Non-Competition Restrictions. During the Employee’s employment with the Company and for a period of twelve (12) months after the Employee’s Date of Termination (the “Restricted Period”), whether such termination is pursuant to this Agreement or otherwise, Employee shall not, directly or indirectly, either alone or in conjunction with any person, firm, association, company, corporation or other entity, anywhere within the Territory (as defined below), own, manage, operate, or participate in the ownership, management, operation, or control of, or be employed by or provide services to, any person, business or entity which competes with the Company’s Business (as defined below) if the Employee would have: (i) responsibilities that are entirely or substantially similar to the responsibilities the Employee had at any time during the last twelve (12) months of the Employee’s employment with the Company; or (ii) access to, or responsibility for, confidential information similar or relevant to the Proprietary Information to which the Employee had access to during the last twelve (12) months of the Employee’s employment with the Company (clauses (i) and (ii) together are referred to herein as the “Restrictive Conditions”). Notwithstanding anything to the contrary, nothing in this Section 10(a) prohibits the Employee from (i) being a passive owner of not more than five percent (5%) of the outstanding stock of any class of a corporation which is publicly traded, so long as the Employee has no active participation in the business of such corporation or (ii) continuing to participate in the ownership of any business in which the Employee has either a direct or indirect investment as of the date hereof. For the avoidance of doubt, nothing contained herein shall prohibit the Employee, during the Restricted Period, from being employed by a private equity firm or holding a direct or indirect investment in any company so long as, in connection with such employment or investment, the Employee does not provide services that would violate the Restrictive Conditions to any person, business or entity which competes with the Company’s Business.

For purposes of this Agreement, the “Company’s Business” shall mean the business of designing, developing, marketing, selling and/or providing for (i) pharmaceutical, life sciences, medical device and medical diagnostic companies: (A) the commercialization of pharmaceuticals, biologics and medical devices or diagnostic products which includes the sales, marketing, naming, advertising and assessing of patient outcomes for the Company’s and Affiliated Companies’ clients, (B) clinical research organizations, (C) staffing clinical trial and/or clinical research and development personnel, and (D) consulting services which includes the brand management, business development, clinical development, medical affairs, pricing and market access and sales for the Company’s and Affiliated Companies’ clients, (ii) health care providers, third-party administrators and insurers: medical claims review and negotiations, and (iii) any other business that the Company and/or an Affiliated Company engages in, or which the Company and/or an Affiliated Company has developed definitive plans to engage in, as of Employee’s Termination Date. For purposes of this Agreement, the “Territory” shall mean every State or foreign country where the Company and/or an Affiliated Company maintains employees, owns or leases property or otherwise conducts business during the Restricted Period.

(b)

Non-Solicitation and No-Hire Restrictions. During the Employee’s employment with the Company and the Restricted Period, whether such termination is pursuant to this Agreement or otherwise, Employee shall not, directly or indirectly, either alone or in conjunction with any person, firm, association, company, corporation or other entity: (i) solicit, or attempt to solicit any officer, director, consultant or employee of the

Company or an Affiliated Company to terminate or diminish such individual’s employment or engagement with the Company or such Affiliated Company, (ii) hire any officer, director, consultant or employee of the Company or an Affiliated Company or (iii) solicit the sale of, sell, offer, or provide, any products or services that are similar to or competitive with products or services sold by, offered by, manufactured by, designed by, or distributed by the Company or an Affiliated Company, to any person, company or entity which was a customer or potential customer of the Company or an Affiliated Company for such products or services and with whom Employee had direct contact or about whom Employee learned Proprietary Information at any time during the last twelve (12) months of Employee’s employment with the Company or an Affiliated Company.

(c)	Non-Disparagement Restrictions. Employee agrees that Employee shall not disparage the Company, an Affiliated Company, or any of their products or practices, any of their respective directors, officers or employees, either orally or in writing, at any time. The Company will use reasonable efforts to instruct its senior officers and directors to not disparage Employee, either orally or in writing, at any time. Nothing in this Section 10(c) shall limit the ability of the Employee, the Company and its senior officers or directors to provide truthful testimony as required by law or any judicial or administrative process.

(d)	State-Law Modifications. Employee understands that the terms set forth in Sections 10(a) and 10(b) may be affected by the location in which Employee is employed, as stated in Exhibit H to this Agreement.

(e)	Change of Position. Employee acknowledges and agrees that any change in the Employee’s compensation, position or title with the Company shall not cause this Agreement to terminate and shall not change any of the Employee’s obligations under this Agreement.

11.	Injunctive Relief and Tolling. Employee acknowledges and agrees that a breach by the Employee of any of the provisions of Sections 6, 7, 8, 9 or 10 hereof will cause irreparable damage to the Company for which monetary damages alone will not constitute an adequate remedy. In the event of such breach or threatened breach, the Company shall be entitled as a matter of right (without being required to prove damages or furnish any bond or other security) to obtain a restraining order, an injunction, an order of specific performance, or other equitable or extraordinary relief from any court of competent jurisdiction restraining any further violation of such provisions by the Employee or requiring the Employee to perform the Employee’s obligations hereunder, and will additionally be entitled to an award of attorneys’ fees incurred in connection with securing any relief hereunder. Such right to equitable or extraordinary relief shall not be exclusive but shall be in addition to all other rights and remedies to which the Company may be entitled at law or in equity, including, without limitation, the right to recover monetary damages for the breach by the Employee of any of the provisions of this Agreement. Further, the Employee understands that if Employee breaches any of the provisions in Section 10 of this Agreement, the Restricted Period will be extended for a period of time equal to the period of time the Employee spends in breach of this Agreement. If the Company is required to seek injunctive relief from such breach before any court, board or other tribunal, then the Restricted Period shall be extended for a period of time equal to the pendency of such proceedings, including all appeals.

12.	Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts, without giving effect to any choice of law or conflict of law provision or rule (whether of the Commonwealth of Massachusetts or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the Commonwealth of Massachusetts. Employee agrees that venue is proper in the federal or state courts of the Commonwealth of Massachusetts and that these courts shall have exclusive jurisdiction over any dispute relating to this Agreement, and Employee specifically consents to personal jurisdiction in such court(s), even if the Employee does not reside in the Commonwealth of Massachusetts at the time of the dispute. Finally, Employee unconditionally waives Employee’s right to a jury trial of any and all claims or causes of action arising out of this Agreement. By signing this Agreement, Employee acknowledges that the right to a jury is a constitutional right, that Employee has had an opportunity to consult with independent counsel and that Employee has knowingly and voluntarily entered into the jury waiver contained in this Agreement.

13.	Notices. All notices, requests and demands to or upon the parties hereto to be effective shall be in writing, by facsimile, by overnight courier or by registered or certified mail, postage prepaid and return receipt requested, and shall be deemed to have been duly given or made upon: (a) delivery by hand; (b) one (1) business day after being sent by a nationally recognized overnight courier; or (c) in the case of transmission by facsimile, when confirmation of receipt is obtained. Such communications shall be addressed and directed to the parties as follows (or to such other address as either party shall designate by giving like notice of such change to the other party):

(i)	if to the Company:

inVentiv Health, Inc.

One Van de Graaff Drive

Burlington, MA 01803 717

Attn: Chief Human Resource Officer and General Counsel

(ii)	if to the Employee:

At the most recent residential address on file at the Company or to such other address as the party to whom notice is given may have previously furnished to the other in writing in the manner set forth above. As of the date of the execution of this Agreement by the Employee, such address is:

Michael A. Bell

40 Claypit Hill Road

Wayland, MA 01778

It shall be the responsibility of each party to notify the other party within ten (10) days of a change of address for notice purposes.

14.	Binding Effect; No Third Party Benefit.

(a)	This Agreement is personal to the Employee and without the prior written consent of the Company shall not be assignable by the Employee. This Agreement shall inure to the benefit of and shall be enforceable by the Employee and the Employee’s legal representatives.

(b)	This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

(c)	The Company shall require any successor or assign (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all the business and/or assets of the Company, by agreement in writing, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession or assignment had taken place. As used in this Agreement, the “Company” shall mean the Company as hereinabove defined and any successor or assign to its business and/or assets as aforesaid which executes and delivers this Agreement provided for in this Section 14(c) or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

(d)	Nothing in this Agreement, express or implied, is intended to or shall confer upon any person other than the parties hereto, and their respective heirs, legal representatives, successors, and permitted assigns, any rights, benefits, or remedies of any nature whatsoever under or by reason of this Agreement.

15.	Miscellaneous.

(a)	Amendment. Except as provided in Section 15(g) below and immediately below in this Section 15(a), this Agreement may not be modified or amended in any respect except by an instrument in writing signed by the Company’s General Counsel and the Employee.

(b)	Waiver. The waiver by the Company of a breach of any provision of this Agreement by the Employee shall not operate or be construed as a waiver of any subsequent breach by the Employee. The waiver by the Employee of a breach of any provision of this Agreement by the Company shall not operate or be construed as a waiver of any subsequent breach by the Company.

(c)	Survival. The respective rights and obligations of the parties hereunder shall survive any termination of this Agreement to the extent necessary to the intended preservation of such rights and obligations.

(d)	Nonalienation of Benefits. The Employee shall not have any right to pledge, hypothecate, anticipate, or in any way create a lien upon any payments or other benefits provided under this Agreement; and no benefits payable hereunder shall be assignable in anticipation of payment either by voluntary or involuntary acts, or by operation of law, except by will or pursuant to the laws of descent and distribution.

(e)	Attorneys’ Fees; Indemnification. The Employee and the Company agree that in any court, arbitration or other dispute resolution proceedings arising out of this Agreement, the prevailing party shall be entitled to its or his reasonable attorneys’ fees and costs incurred by it or him in connection with resolution of the dispute in question in addition to any other relief granted thereby. If, after the termination of the Employee’s employment, the Employee is or is threatened to be made a party or participant in any legal proceeding in connection with or by reason of the Employee’s status as an employee or officer of the Company or any of its subsidiaries, the Company shall, to the fullest extent permitted by law, indemnify Employee with respect to, and hold the Employee harmless from and against, all expenses (including reasonable attorneys’ fees), liabilities, judgments, penalties, fines and amounts paid in settlement reasonably incurred by the Employee or on behalf of the Employee in connection with such legal proceeding or any claim, issue or matter therein, if the Employee acted in good faith and in a manner reasonably believed to be in, or not opposed to, the best interests of the Company or any of its subsidiaries and, with respect to any criminal proceeding, had no reasonable cause to believe the Employee’s conduct was unlawful. If, after the termination of the Employee’s employment, the Employee is required to serve as a witness for, or representative of, the Company or any of its subsidiaries, in any such legal proceeding, the Company shall compensate the Employee for the Employee’s time serving as a witness or representative at the Employee’s rate of pay as of the date of the termination of the Employee’s employment, to the extent the Employee is not receiving severance benefits under Section 4(a)(ii) at the time of such service.

(f)	Complete Payment. Except as provided under the applicable provisions of Section 4, the Employee shall not be entitled to receive any other payments or benefits from the Company or an Affiliated Company due to the termination of the Employee’s employment, including, but not limited to, any employee benefits under any of the Company’s employee benefits plans or arrangements (other than at the Employee’s expense under COBRA or pursuant to the written terms of any pension benefit or non-qualified plan in which the Employee is a participant in which the Company may have in effect from time to time) or any severance benefits.

(g)	Severability. If any provision of this Agreement as applied to either party or to any circumstances shall be adjudged by a court of competent jurisdiction or arbitrator to be void or unenforceable, the same shall in no way affect any other provision of this Agreement or the validity or enforceability of this Agreement. If any court or arbitrator construes any of the provisions of Sections 6, 7, 8, 9 or 10 hereof, or any part thereof, to be unreasonable because of the duration of such provision or the geographic or other scope thereof, such court or arbitrator may reduce the duration or restrict the geographic or other scope of such provision and enforce such provision as so reduced or restricted.

(h)	Limited Liability. The Employee shall not be liable to the Company for any breach in the performance of his duties so long as he has acted in good faith and in the reasonable belief that his actions were in the best interest of the Company.

(i)	Insurance. The Company shall maintain Directors & Officers Liability Insurance at the same coverage levels currently in place as of the date of this Agreement and as reflected in a summary of coverage provided to the Employee in connection with the negotiations of this Agreement. Each year, the Company shall provide the Employee with proof of coverage as required by this provision within thirty (30) days of the start of the policy period.

(j)	Entire Agreement. This Agreement shall constitute the entire agreement and understanding of the parties hereto; and from and after the Effective Date, this Agreement shall supersede any other prior negotiations, discussions, writings, agreements or understandings, both written and oral, between the parties with respect to such subject matter.

16.	Contra Proferentem. Each and every provision of this Agreement shall be construed as though both parties participated equally in the drafting of same, and any rule of construction that a document shall be construed against the drafting party, including without limitation, the doctrine commonly known as contra proferentem, shall not be applicable to this Agreement.

17.	Code Section 409A Legal Requirements. This Agreement is intended to comply with the requirements of Code Section 409A with respect to all payments that are considered deferred compensation under Code Section 409A (the “Deferred Payments”), and shall be so construed. Without limiting the generality of the foregoing, (i) no Deferred Payments that are payable upon a termination of employment shall be paid until the Employee has incurred a “separation from service” within the meaning of Code Section 409A, (ii) if the Employee is a “specified employee” as defined in Code Section 409A when Employee incurs a separation from service, any Deferred Payments that become payable by reason of such separation from service shall be deferred until the first (1st) day of the seventh (7th) month following the month in which the separation from service occurs (or, if earlier, the date of the Employee’s death), and (iii) each payment and benefit payable under this Agreement is intended to constitute a separate payment for purposes of Code Section 409A. Notwithstanding the foregoing, in no event shall the Company have any liability to the Employee by reason of any additional tax or penalty imposed by reason of Code Section 409A.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed on its behalf by its duly authorized officer, and the Employee has executed this Agreement, as of the date first above set forth.

EMPLOYEE	INVENTIV HEALTH, INC.

/s/ Michael Bell	By:	/s/ Eric Green
Michael Bell	Eric Green General Counsel

Exhibit G

List of Inventions

The following is a List of all inventions or improvements (referred to in Section 8(a) of the Agreement) made by me, alone or jointly with others, prior to joining the Company.

Right, Title or Interest	Date Acquired	Identifying Number or Brief Description of Inventions or Improvements
(If none, please write “NONE”.)

Employee’s Printed Name

Employee’s Signature

Note: Employee’s failure to complete this Exhibit G will serve as confirmation to the Company that the Employee has no such inventions at the time this Agreement is signed.

Exhibit H

California Law Modifications

This Attachment J modifies certain terms of the Agreement while the Employee provides services to the Company if the Employee is based in California. If, at any time, the Employee is relocated by the Company to another state outside of California, the unmodified terms of the Agreement will apply and this Exhibit H will no longer apply to the Employee. Similarly, if the Employee is originally based in a state outside of California, but the Company relocates the Employee to California, the modified terms of this Exhibit H will apply to the Employee, as set forth below. For purposes of this Agreement, the Employee may only be employed in one state at any given time and any travel required by the Employee’s role will not affect the Company’s determination of where the Employee is based.

If the Employee is employed in CALIFORNIA:

The following replaces Sections 9(a) and 9(b) of the Agreement:

(a)	Non-Competition Restrictions During Employee’s Employment. During the Employee’s employment with the Company, the Employee shall not, directly or indirectly, either alone or in conjunction with any other person, firm, association, company, corporation or other entity, anywhere within the Territory (as defined below): (i) own, manage, operate or participate in the ownership, management, operation or control of, or be employed by or provide services to, any person, business or entity which competes with inVentiv Business (as defined below); or (ii) solicit the sale of, sell, offer, or provide any products or services that are similar to or competitive with products or services sold by, offered by, manufactured by, designed by or distributed by the Company, to any person, company or entity which was a customer or potential customer of the Company for such products or services and with whom the Employee had or has direct contact or about whom the Employee learned Proprietary Information at any time during the Employee’s employment with the Company. Notwithstanding anything to the contrary, nothing in this Section 9(a) prohibits me from being a passive owner of not more than five percent (5%) of the outstanding stock of any class of a corporation which is publicly traded, so long as the Employee has no active participation in the business of such corporation.

For purposes of this Agreement, “inVentiv Business” shall mean the business of designing, developing, marketing, selling and/or providing for (i) pharmaceutical, life sciences, medical device and medical diagnostic companies: (A) the commercialization of pharmaceuticals, biologics and medical devices or diagnostic products which includes the sales, marketing, naming, advertising and assessing of patient outcomes for the Company’s clients, (B) clinical research organizations, (C) staffing clinical trial and/or clinical research and development personnel, and (D) consulting services which includes the brand management, business development, clinical development, medical affairs, pricing and market access and sales for the Company’s clients, (ii) health care providers, third-party administrators and insurers: medical claims review and negotiations, and (iii) any other business that the Company engages in, or which the Company has developed definitive plans to engage in, as of the Employee’s termination date. For purposes of this Agreement, the “Territory” shall mean every State or foreign country where the Company maintains employees, owns or leases property or otherwise conducts business during the Employee’s employment with the Company.

(b)	Unfair Competition. During the Employee’s employment and for the twelve (12) month period following the termination of the Employee’s employment with the Company (the “Restricted Period”), the Employee will not, directly or indirectly, either alone or in conjunction with any other person, firm, association, company, corporation or other entity: (i) solicit, attempt to solicit or encourage any officer, director, consultant or employee of the Company to terminate or diminish such individual’s employment or engagement with the Company, (ii) hire any officer, director, consultant or employee of the Company, or (iii) use the Company’s Proprietary Information to solicit the sale of, sell, offer, or provide any products or services that are similar to or competitive with products or services sold by, offered by, manufactured by, designed by or distributed by the Company, to any person, company or entity which was a customer or potential customer of the Company for such products or services and with whom the Employee had direct contact or about whom the Employee learned Proprietary Information at any time during the last twelve (12) months of the Employee’s employment with the Company.

Exhibit_G

INVENTIV HEALTH, INC.

WAIVER AND RELEASE AGREEMENT

(1) General Release. In consideration for the separation pay and benefits to be provided to me under Section         of my employment agreement dated [INSERT DATE] (“Employment Agreement”), (to which this Waiver and Release Agreement has been attached) (such pay and benefits hereinafter collectively referred to as “Separation Compensation”), I, on behalf of myself and my heirs, executors, administrators, attorneys and assigns, hereby waive, release and forever discharge inVentiv Health, Inc. (hereinafter referred to as the “Company”) and the Company’s parent, subsidiaries, divisions and affiliates, whether direct or indirect, its and their joint ventures and joint venturers (including its and their respective directors, officers, employees, shareholders, members, partners and agents, past, present, and future, insurers, employee benefit plans), and each of its and their respective predecessors, successors and assigns (hereinafter collectively referred to as “Releasees”), from any and all known or unknown actions, causes of action, claims or liabilities of any kind which have or could be asserted against the Releasees arising out of or related to my employment with and/or separation from employment with the Company and/or any of the other Releasees and/or any other occurrence up to and including the date of this Waiver and Release Agreement, including, but not limited to:

(a)	claims, actions, causes of action or liabilities arising under Title VII of the Civil Rights Act, as amended, the Age Discrimination in Employment Act, as amended (the “ADEA”), the Employee Retirement Income Security Act, as amended, the Rehabilitation Act, as amended, the Americans with Disabilities Act, as amended, the Family and Medical Leave Act, as amended, Worker Adjustment and Retraining Notification Act, as amended, the Sarbanes-Oxley Act, the Dodd-Frank Consumer Protection and Wall Street Reform Act, the False Claims Act, and/or any other federal, state, municipal, or local employment discrimination statutes or ordinances (including, but not limited to, claims based on age, sex, attainment of benefit plan rights, race, religion, national origin, marital status, sexual orientation, ancestry, harassment, parental status, handicap, disability, retaliation, and veteran status); and/or

(b)	claims, actions, causes of action or liabilities arising under any other federal, state, municipal, or local statute, law, ordinance or regulation; and/or

(c)	claims for violation of the Massachusetts Minimum Fair Wages Act (Mass. Gen. Laws ch. 151), the Massachusetts Payment of Wages Act (Mass. Gen. Laws ch. 149), or any other applicable state wage and hour law, and the federal Fair Labor Standards Act (29 U.S.C. § 201 et seq.), including claims regarding entitlement to or timely payment of any wages, unpaid wages, unpaid accrued vacation or paid time off, expenses, overtime, commissions, bonuses, piece rate, penalties, and/or other compensation; and/or

(d)	any other claim whatsoever including, but not limited to, claims for severance pay under any voluntary or involuntary severance/separation plan, policy or program maintained by the Releasees, claims for bonuses, claims for expense reimbursement, claims for attorneys’ fees, claims based upon breach of contract, wrongful termination, defamation, intentional infliction of emotional distress, tort, personal injury, invasion of privacy, violation of public policy, negligence and/or any other common law, statutory or other claim whatsoever arising out of or relating to my employment with and/or separation from employment with the Company and/or any of the other Releasees.

(2) Exclusions from General Release. Excluded from the General Release above are any claims or rights which cannot be waived by law, including any right to accrued vacation, workers compensation benefits (although I represent that I have reported any work-related injuries that I have suffered or sustained during my employment with the Company), or unemployment insurance benefits. Nothing in this Waiver and Release Agreement shall be construed to prohibit me from filing a charge with an administrative agency, including the Equal Employment Opportunity Commission. I am, however, waiving all rights to recover money or other individual relief in connection with any administrative charge, whether filed by me or another individual or entity. Notwithstanding anything to the contrary, nothing in this Waiver and Release Agreement is intended to release or waive any right I have, or may have in the future, to indemnity, defense or other rights as an officer, employee or agent of the Company pursuant to its by-laws.

(3) Covenant Not To Sue. In addition to and apart from the General Release contained in paragraph 1 above, I also agree never to sue the Releasees or become party to a lawsuit on the basis of any claim of any type whatsoever arising out of or related to my employment with and/or separation from employment with the Company, other than legal action (i) to challenge this Waiver and Release Agreement under the ADEA, (ii) to enforce the payment of the severance pay and severance benefits.

(4) Consequences Of Breach Of Covenant Not To Sue. If a party sues the other in violation of the Covenant Not To Sue in paragraph (3) above, then such party shall be liable to the other for its reasonable attorneys’ fees and other litigation costs incurred in defending against such lawsuit. Alternatively, if you sue a Releasee in violation of the Covenant Not To Sue, the Company, at the Company’s option: (a) shall be entitled to apply for and receive an injunction to restrain any violation of paragraph (3) above, (b) shall not be obligated to continue payment of the Separation Compensation to me, and (c) can require me to return all but $5,000.00 of the Separation Compensation paid or made available to me. The parties further agree that the foregoing covenants in this paragraph (4) shall not affect the validity of this Waiver and Release Agreement and shall not be deemed to be a penalty nor a forfeiture.

(5) Further Release And Acknowledgement. To the extent permitted by law, I further waive my right to any monetary recovery should the Equal Employment Opportunity Commission or any other federal, state, or local administrative agency pursue any claims on my behalf arising out of or related to my employment with and/or separation from employment with the Company and/or any of the other Releasees. I also acknowledge that I have not suffered any on-the-job injury for which I have not already filed a claim.

(6) No Reinstatement/Reemployment. I promise not to seek future employment with the Company or its affiliates in any position or capacity.

(7) Non-Disparagement. I promise that I shall not at any time make or publish any statements or comments that disparage or injure the reputation or goodwill of the Company or any of its affiliates, or any of its or their respective officers, directors, employees or otherwise make any oral or written statements that a reasonable person would expect at the time such statement is made to likely have the effect of diminishing or injuring the reputation or goodwill of the Company, or any of its affiliates, or any of its or their respective officers, directors or employees.

(8) Cooperation. I further agree that I shall make myself available to the Company or any of its affiliates to provide reasonable cooperation and assistance to the Company with respect to areas and matters in which I was involved during my employment, including any threatened or actual litigation concerning the Company or any of its affiliates so long as the Company reimburses me for the actual out-

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of-pocket expenses I incur as a result of complying with this provision, subject to my submission to the Company of documentation substantiating such expenses as the Company may require.

(9) Consequences Of Other Breach. I further agree that if I breach Section 6 (Proprietary Information), Section 7 (Non-Use and Non-Disclosure), Section 8 (Assignment of Creative Works), Section 9 (Return of Documents), and/or Section 10 (Restrictions on Activities of the Employee) of the Employment Agreement, which terms are expressly incorporated herein by reference, and/or paragraphs (6), (7) or (8) above, then (a) the Company will be subject to irreparable injury and shall be entitled to apply for and receive an injunction to restrain any such breach, (b) the Company shall not be obligated to make payments of the Separation Compensation to me, and (c) I shall be obligated to pay to the Company its costs and expenses in enforcing paragraphs (6), (7) or (8) above (including court costs, expenses and reasonable legal fees).

(10) Other Obligations. I acknowledge that nothing in this Waiver and Release Agreement affects the obligations that I continue to have under any agreements or arrangements between the Company or an affiliate and me, including equity and/or award agreements.

(11) Time to Consider Agreement. I acknowledge that I have been given at least twenty-one (21) days to consider this Waiver and Release Agreement thoroughly and I was encouraged in writing by this Waiver and Release Agreement to consult with my personal attorney or representative at my own expense, if desired, before signing below.

(12) Time To Revoke Agreement. I understand that I may revoke this Waiver and Release Agreement within seven (7) days after its signing and that any revocation must be made in writing and submitted within such seven (7)-day period to the Chief Human Resources Executive or General Counsel of the Company. I further understand that if I revoke this Waiver and Release Agreement, I shall not receive the Separation Compensation.

(13) Consideration For Agreement. I also understand that the Separation Compensation which I will receive in exchange for signing and not later revoking this Waiver and Release Agreement and complying with the terms and conditions of this Waiver and Release Agreement and Section 6 (Proprietary Information), Section 7 (Non-Use and Non-Disclosure), Section 8 (Assignment of Creative Works), Section 9 (Return of Documents), and/or Section 10 (Restrictions on Activities of the Employee) of the Employment Agreement are extra, unearned amounts which I would not otherwise be entitled to under the Company’s, its parent’s or their respective affiliates’ established policies, plans and procedures.

(14) RELEASE OF UNKNOWN CLAIMS. I FURTHER UNDERSTAND THAT THIS WAIVER AND RELEASE AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS TO DATE.

(15) Severability. I acknowledge and agree that if any provision of this Waiver and Release Agreement is found, held, or deemed by a court of competent jurisdiction to be void, unlawful or unenforceable under any applicable statute or controlling law, the remainder of the Waiver and Release Agreement shall continue in full force and effect.

(16) Governing Law. This Waiver and Release Agreement is deemed made and entered into in the Commonwealth of Massachusetts and in all respects shall be interpreted, enforced and governed under applicable federal law; and in the event reference shall be made to State law, the internal laws of the Commonwealth of Massachusetts shall apply, without reference to its conflict of law provisions. Any dispute under this Waiver and Release Agreement shall be adjudicated by a court of competent jurisdiction in the Commonwealth of Massachusetts.

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(17) Knowing And Voluntary Waiver And Release. I further acknowledge and agree that I have carefully read and fully understand all of the provisions of this Waiver and Release Agreement and that I voluntarily enter into this Waiver and Release Agreement by signing below.

Michael Bell

(Date)

Return the signed and executed Waiver and Release Agreement to:

inVentiv Health, Inc.

One Van de Graaff Drive

Burlington, MA 01803 717

Attn: Chief Human Resource Officer and General Counsel

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